EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Broadway Financial Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-17331) on Form S-8 of Broadway Financial Corporation of our report dated February 14, 2002, relating to the consolidated balance sheets of Broadway Financial Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive earnings, changes in stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Broadway Financial Corporation.

/KPMG LLP/

Los Angeles, California
March 29, 2002